FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust

Series Number	2
Fund	Fidelity New York Municipal Income Fund
Trade Date	07/13/2011
Settle Date	07/20/2011
Security Name	NY MTA TRANSP 5% 11/15/18
CUSIP	59259YHS1
Price	113.897
Transaction Value	$1,138,970.00
Class Size	60,635,000
% of Offering	1.65%
Underwriter Purchased From	BofA Merrill Lynch
Underwriting Members: (1)	BofA Merrill Lynch
Underwriting Members: (2)	Loop Capital Markets LLC
Underwriting Members: (3)	Barclays Capital
Underwriting Members: (4)	Citigroup, Inc.
Underwriting Members: (5)	Goldman, Sachs & Co.
Underwriting Members: (6)	J.P. Morgan
Underwriting Members: (7)	Jefferies & Company
Underwriting Members: (8)	Morgan Stanley
Underwriting Members: (9)	Ramirez & Co., Inc.
Underwriting Members: (10)	Siebert Branford Shank & Co., LLC
Underwriting Members: (11)	Wells Fargo Securities
Underwriting Members: (12)	BB&T Capital Markets
Underwriting Members: (13)	Duncan-Williams Inc.
Underwriting Members: (14)	Edward Jones
Underwriting Members: (15)	Fidelity Capital Markets
Underwriting Members: (16)	FirstSouthwest
Underwriting Members: (17)	Jackson Securities
Underwriting Members: (18)	M.R. Beal & Company
Underwriting Members: (19)	Morgan Keegan
Underwriting Members: (20)	Piper Jaffray & Co.
Underwriting Members: (21)	Raymond James & Associates, Inc.
Underwriting Members: (22)	RBC Capital Markets
Underwriting Members: (23)	Rice Financial Products Company
Underwriting Members: (24)	Roosevelt & Cross, Incorporated
Underwriting Members: (25)	Stifel, Nicolaus & Company, Incorporated
Underwriting Members: (26)	TD Securities (USA) LLC